EXHIBIT 99.1

Gladstone Land Announces Expansion and Extension of its Farmer Mac Facility

MCLEAN, Va., June 20, 2016 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the “Company”), announced today that it, through one of its wholly-owned subsidiaries, has expanded its secured note purchase facility with Federal Agricultural Mortgage Corporation (“Farmer Mac”), (NYSE:AGM) and (AGM.A) from $75.0 million to $125.0 million and extended its term by two years, to December 11, 2018.  Bonds issued under this facility are secured by mortgage loans on agricultural real estate owned by the Company and have an effective loan-to-value ratio of up to 60% of the underlying agricultural real estate.

“We are pleased to build on our relationship with Farmer Mac, as they offer some of the best financing terms available,” said David Gladstone, President and CEO of the Company.  “This expansion and extension will provide us with additional flexibility as we continue our due diligence on the list of farms we’re looking to buy, and we believe the attractive rates will allow us to strengthen our margins and enable us to pass on some of the savings to our stockholders in the form of distributions.”

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the U.S. that it leases to independent and corporate farming operations.  As of March 31, 2016, the net asset value of the Company was $13.87 per share, and the Company intends to report the current value of its farmland on a quarterly basis.  The Company currently owns 47 farms, comprised of 23,456 acres in 7 different states across the U.S., valued at approximately $334 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, blueberries and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  The Company has paid 40 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.04125 per month, or $0.495 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio, increases in operating revenues, and distributions are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016, and its Form 10-Q for the three months ended March 31, 2016, as filed with the SEC of even date herewith.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information:  Gladstone Land, 703-287-5893